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                                CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is effective as of June 30, 1998 by and between Silicon Graphics, Inc. (the "Company") and Robert H. Ewald ("Consultant").

                                      RECITALS

     Consultant's employment with the Company has terminated effective June 30, 1998 (the "Separation Date"). The Company wishes to have Consultant remain available to contribute to certain projects and activities of the Company. Accordingly, the Company and Consultant have agreed that Consultant will change his relationship with the Company from that of an employee to that of a consultant on the terms set forth in this agreement.

                                     AGREEMENT

     In consideration of the mutual promises made herein, the Company and Consultant hereby agree as follows:

     1. CHANGE OF STATUS. Consultant and Company have entered into a letter agreement dated contemporaneously herewith (the "Separation Agreement") governing the terms of Consultant's resignation as an employee of Company.

     2.   CONSULTING RELATIONSHIP.

          (a) Commencing on July 1, 1998 (the "Consulting Period Effective Date") and continuing through the earlier of June 30, 1999 or the date this agreement is terminated under Paragraph 8 below (the "Consulting Period"), Consultant shall serve as an independent consultant to the Company.

          (b) During the Consulting Period, Consultant shall provide such reasonable services as are agreed to by Consultant and the Company. Consultant shall be available during the Consulting Period for such reasonable hours on an as needed basis as are mutually agreed upon by the parties. Consultant's duty to provide consulting services shall be limited to those areas over which Consultant had direct management responsibility while an employee of the Company. Nothing in this Agreement shall be construed to prohibit Consultant from accepting full-time employment with another employer during the Consulting Period, subject to his obligations under Paragraphs 4, 6 and 7. Nothing in this Agreement shall be construed to prohibit Consultant from being unavailable to provide consulting services on site, so long as Consultant is available by telephone upon no less than seventy-two (72) hours advance notice. Any travel time required of Consultant shall be included as consulting time. Consultant shall at all times be an independent contractor to the Company, and nothing in this agreement shall in any

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way be construed to constitute Consultant as an agent, employee or representative of the Company.

          (c) The Company agrees that the workstation Consultant used as an employee of the Company shall be available for use by Consultant from his home, shall be maintained by the Company during the Consulting Period and shall become his personal property upon the Separation Date, but any ongoing fees, expenses, and access charges related to such equipment will be Consultant's sole responsibility Consultant understands and agrees that the net book value of the workstation on the Company's books and records at the end of the Consulting Period, if any, will be reported as additional compensation to him and that he will be responsible for any associated individual taxes. Consultant will be allowed to use the Company's network on terms and conditions similar to those provided to other independent contractors to provide requested consulting services during the Consulting Period; provided that such access will be subject to termination in the event that Consultant accepts employment or a consulting project with a direct competitor of the Company.

     3.   COMPENSATION.

          (a) In consideration for Consultant's agreement to provide consulting services during the Consulting Period as provided herein and his faithful adherence to the terms and conditions of this agreement, the Company shall pay Consultant a monthly Consulting Fee equal to one-twelfth of the annual base salary that Consultant was earning as of the Separation Date. Such compensation shall be paid in monthly installments within fifteen business days after receipt of Consultant's monthly invoice, but no earlier than the fifteenth business day of each month. The Company shall reimburse Consultant for any reasonable out-of-pocket expenses incurred by Consultant in providing services under this Agreement, provided that Consultant has
received prior approval for incurring such expenses from the Company.   The
Company's payment obligations under this agreement in the event that it is terminated prior to June 30, 1999, will be governed by Paragraphs 8 and 9(g) below.

          (b) The attached Personnel Option Status Summary sets forth the details concerning all outstanding options to purchase Common Stock and all shares of restricted stock of the Company held by Consultant. All restricted stock granted to Consultant by the Company shall continue to be released from the Company's repurchase right (at the rate provided in Consultant's applicable restricted stock award agreement) during the Consulting Period. All outstanding stock options listed on the attached summary shall remain outstanding and continue vesting (at their normal rate provided in the applicable stock option or stock award agreement) during the Consulting Period. Any other stock options held by Consultant will be unaffected by the terms of this Agreement and will terminate to the extent they are not exercised within thirty (30) or ninety (90) days (depending on the terms of the respective option agreements) after the Separation Date.

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          (c)  Consultant is advised that as a result of the conversion of his status from employee to Consultant, any incentive stock options ("ISOs") will become non-statutory options ("NSOs"), to the extent they are not exercised within ninety (90) days after the date Consultant ceases to be an employee. If Consultant's consulting relationship terminates for any reason, then all vesting shall immediately stop, and Consultant's ability to exercise such options shall be governed by the terms of each of the respective option agreements.

          (d) Notwithstanding the termination of the employment continuation agreement dated as of July 10, 1989 and amended as of October 21, 1993 and November 14, 1997 between Consultant and the Company (the "Employment Continuation Agreement"), if a Change in Control of the Company (as defined in the Employment Continuation Agreement) occurs during the Consulting Period, Consultant shall have the rights provided under Section 3(b) of the Employment Continuation Agreement with respect to his then outstanding stock options to the extent that such rights could have been exercised by him if the Employment Continuation Agreement had been in effect and had Consultant been an employee of the Company at the time of the Change in Control.

          (e) During the Consulting Period, the Company shall provide to Consultant medical, dental and vision continuation benefits through COBRA and Company shall pay the COBRA premiums until the earlier of (i) the date the Consultant and Consultant's covered dependents become covered under another employer's group health plan providing benefits and levels of coverage comparable to that of the Company or (ii) the termination of the Consulting Period as specified herein. The Company shall also pay or reimburse Consultant for financial and tax consulting services and an annual physical exam in accordance with the Company's executive perquisite program until the earlier of (i) the termination of the Consulting Period, or (ii) the date at which Consultant accepts full-time employment with another employer. The provisions of the executive perquisite program covering an automobile allowance, cellular telephone charges and life insurance premiums will not be applicable during the Consulting Period.

          (f) The Company will, upon repayment of the remaining balance, forgive an amount equal to $633,445 on Consultant's loan in the aggregate amount of $1,317,414 (including accrued interest) on July 31, 1998. The forgiveness of the loan will be reported as additional compensation to Consultant and Consultant will be responsible for reimbursing the Company for the employee share of applicable payroll taxes and for paying any additional federal, state and local taxes imposed on Consultant associated with this income. The remaining balance of the loan in the amount of $683,969 will be due and payable to the Company in accordance with its terms on July 31, 1998. Upon payment, the Company shall return to Consultant the original promissory notes executed by Consultant marked paid in full, and shall immediately release and reconvey all security for said notes.

          (g) Other than the provisions set forth in the Separation Agreement, the existing Indemnification Agreement dated July 1, 1996 between Consultant and the

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Company, in Consultant's stock option and stock award agreements and herein,
Consultant has no expectation of, and shall make no other claims for payment or any other compensation or benefits from the Company.

     4. CONFIDENTIAL INFORMATION. Consultant acknowledges that, because of his position with the Company, he has specific knowledge of many types of information that are confidential and proprietary to the Company, including, without limitation, its current and planned technology, its current and planned sales, marketing, and corporate strategies; strategic customer and business partners; and the organizational structure, identity, skills and interests of its employees. Consultant agrees to keep and treat all such proprietary information as confidential and he acknowledges and reaffirms his obligations to the Company under the Proprietary Information and Invention Agreement between Consultant and the Company, wherein Consultant agreed to keep and treat all such proprietary information as confidential. Those obligations survive the termination of Consultant's employment or consulting relationship with the Company and the termination of this agreement.

     5. TAX CONSEQUENCES. Consultant acknowledges that he is obligated to report as income all compensation received by Consultant pursuant to this agreement, and Consultant acknowledges his obligation to pay all federal, state or local income, self-employment or other taxes relating to such compensation or any amounts realized upon exercise of Consultant's options, and any penalties or assessments thereon. Except as referred to in Paragraph 3(c), the Company gives no opinions and makes no representations with respect to the potential or actual tax consequences or liabilities, if any, associated with the payment of any amounts to Consultant under the terms of this Agreement or the continued vesting of Consultant's options. Consultant assumes sole responsibility for any tax liability that results from the payment of any compensation described herein.

     6. NON-SOLICITATION. Consultant agrees that during the term of the Consulting Agreement, he shall not, directly or indirectly solicit or influence any person in the employment of the Company or any affiliated entity to (i) terminate such employment, (ii) accept employment, or enter into any consulting arrangement, with any entity other than the Company or any affiliated entity or (iii) interfere with the customers, suppliers, clients or business of the Company or any affiliated entity in any manner.

     7. COOPERATION. Consultant agrees, upon the Company's or its agent's request and reasonable notice, to cooperate with the Company in connection with any claim or litigation or other matter about which Consultant may have relevant information. Upon request, Consultant will also provide the Company with information that Consultant obtained from his employment with the Company regarding the Company's business or operations. Additionally, he will immediately notify the Company's General Counsel if he receives any written or oral request for information from any persons (other than his full-time employer), or their counsel, who are asserting or investigating claims or litigation asserted against, or otherwise adverse to, the Company, unless Consultant is

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legally required not to disclose such request for information. Consultant will not disclose information to such persons except as required by legal process. Consultant will not disclose to anyone, except the Company, confidential or privileged matters obtained from or related to his employment with the Company, except as required by law.

     8.   TERM AND TERMINATION.

          (a) Consultant's consulting relationship may be terminated by the Company on a "for cause" basis at any time as provided in this Paragraph 8 if, Consultant (i) willfully, flagrantly or continuously fails to perform the consulting services as Consultant is obligated to provide in accordance with Paragraph 2(b) after written demand for substantial performance is delivered to Consultant specifically identifying the manner in which Consultant has failed to perform such services, and Consultant's failure to perform continues for a period of ten (10) days following receipt of such demand for performance from the Company; (ii) violates any material provision of this agreement, including without limitation, the confidential information provision of Paragraph 4, the non-solicitation provisions of Paragraph 6, and the cooperation provision of Paragraph 7 (iii) commits any act of moral turpitude in connection with his performance of the consulting services, or
(iv) otherwise commits any egregious or malicious act injurious to the Company, its business or reputation. The Company shall give thirty (30) days notice to Consultant of the termination of the agreement pursuant to this Paragraph 8 and shall provide Consultant with a reasonable time within said thirty (30) day period in which to respond to and cure the alleged problem. In the event Consultant cures the problem within the cure period, the Company shall not terminate this Agreement. The Company will have no obligation to make any further payments under this Agreement following a "for cause" termination in accordance with this Paragraph 8. Any such termination by the Company shall be in addition to and shall not affect any other remedies to which the Company may be entitled as a result of the event leading to such termination.

          (b) Notwithstanding the expiration and/or termination of this agreement, the provisions of Paragraphs 4 (Confidential Information), 6(b) (Non-Solicitation) and 7 (Cooperation) by their terms, shall survive the expiration and/or termination of this agreement.

     9.   GENERAL

          (a) ENTIRE AGREEMENT. Except as set forth in the Separation Agreement, this agreement represents the entire agreement and understanding between the Company and the Consultant concerning Consultant's consulting relationship and the termination of Consultant's employment relationship with the Company, and, except as specifically provided herein, supersedes and replaces all prior agreements and understandings, written and oral, concerning Consultant's relationship with the Company and his compensation by the Company, other than the Indemnification Agreement and the stock option and stock award agreements referred to in Paragraphs 3(g) and 3(b) above. In particular, except as otherwise provided herein, Consultant agrees that the employment

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continuation agreement dated July 10, 1989 and amended October 21, 1993 and
November 14, 1997 between Consultant and the Company terminated as of the Separation Date. Nothing in this Agreement shall affect Consultant's right to coverage under the Company's Directors and Officers liability insurance for actions taken while Consultant was an officer or a director of the Company. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this agreement.

          (b) SETTLEMENT OF OUTSTANDING OBLIGATIONS. Consultant agrees that this Agreement, the Separation Agreement, the Indemnification Agreement and the stock option or stock award agreements represent settlement in full of all outstanding obligations owed to Consultant by the Company as a result of his employment by the Company or his change in status, including without limitation all obligations for current or past salary, bonus or severance payments.

          (c) NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails, registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses as follows:

               (i)  if to the Company, to:

                    Silicon Graphics, Inc.
                    2011 N. Shoreline Blvd.
                    Mountain View, California 94043-1389
                    Attention: Larry Hicks, M/S 741
                    Fax: 650-932-0910

               with a copy to:

                    Silicon Graphics, Inc.
                    2011 N. Shoreline Blvd.
                    Mountain View, California 94043-1389
                    Attention: Legal Services, M/S 710
                    Fax: 650-933-7096

               (ii) if to Consultant, to:

                    Bo Ewald
                    Fax:

               with a copy to:

                    Steven K. Ewald, Esq.

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                    Harrigan, Ruff, Sbardellati & Moore
                    101 West Broadway, Suite 1600
                    San Diego, CA  92101
                    Fax:  619-233-1537

          (d) WAIVERS AND AMENDMENTS. This agreement may be amended, terminated or extended, or the terms hereof may be waived, only by a written instrument signed by the parties. No delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver or partial exercise of a right preclude any other or further exercise thereof or any other right.

          (e) GOVERNING LAW. This agreement shall be entered into and governed by the laws of the State of California.

          (f) DISPUTES. To dispute any failure to make payments claimed to be due hereunder, Consultant must give written notice of such dispute to the Company within sixty (60) days after the date on which a payment claimed by Consultant to be due hereunder was due to be made. In the event of any dispute, claim, question, or disagreement arising out of or relating to this agreement or the breach thereof, the parties hereto agree to first use their best efforts to settle such matters in an amicable manner. Initially, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such resolution within a period of sixty (60) days, then upon written notice by either party to the other, any unresolved dispute, claim or differences shall be submitted to confidential mediation by a mutually agreed upon mediator. Either party may, without inconsistency with this agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. The site of the mediation shall be in the County of Santa Clara, California. Each party shall each bear its own costs and expenses and an equal share of the mediators' and any similar administrative expenses.

          (g) ASSIGNMENT AND ASSUMPTION. This agreement, and Consultant's rights and obligations hereunder, are personal in nature and accordingly may not be assigned by Consultant, except for an assignment by Consultant to a corporation, trust, partnership or other legal entity established by him for personal financial or tax purposes. If Consultant becomes disabled and is unable to provide consulting services during the Consulting Period, except for all stock option and stock award vesting terminating, all payments contemplated by this Agreement shall be paid in accordance with the terms hereof. If Consultant's consulting relationship terminates by reason of death, except for all stock option and stock award vesting terminating, Consultant's estate's eligibility to any outstanding and all continuing consulting compensation payments provided hereunder shall survive. This agreement and its rights, together with its obligations hereunder, shall be assumed by the successors in interest of the Company in connection with any sale, transfer or other disposition of all or substantially all of its assets or

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business, whether by merger, consolidation or otherwise.  Such successor or assignee to the business or assets shall be bound by the terms and provisions of this agreement.

          (h) COUNTERPARTS. This agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the parties.

     10. VOLUNTARY EXECUTION OF AGREEMENT. This agreement is executed voluntarily and without any duress or undue influence on the part or on behalf of the parties hereto. The parties acknowledge that:

          (a)  They have carefully read this agreement;

          (b) They have been advised and represented in the preparation, negotiation, review and execution of this agreement by legal counsel of their own choice;

          (c) They understand the scope, terms, consequences and effects of this agreement; and

          (d) They are fully aware of the legal and binding effect of this agreement.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the dates set forth below.

CONSULTANT:                        COMPANY:

                                   Silicon Graphics, Inc.


/s/ Robert H. Ewald                /s/ Kirk Froggatt
----------------------------       ------------------------------------
Robert H. Ewald                    Kirk Froggatt, Senior Vice President

Date:                              Date:


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